Winner Medical Reports First Quarter of Fiscal 2012 Results

1Q12 Revenues up 22.6% YoY to $41.3 million

1Q12 Net Income down 23.7% YoY to $2.5 million

SHENZHEN, China, February 9, 2012 -- Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today reported consolidated financial results for the first quarter of fiscal 2012, which ended December 31, 2011.

First Quarter of Fiscal 2012 Financial Highlights

•	Revenues increased by 22.6% to $41.3 million from $33.7 million in the same quarter of fiscal 2011.
•	Gross Profit increased by 8.6% to $10.3 million from $9.5 million in the same quarter of the previous fiscal year.
•	Gross Margin decreased to 24.9% from 28.1% in the same quarter of fiscal 2011.
•	Net Income attributable to Winner Medical decreased by 23.7% to $2.5 million from $3.3 million in the same quarter of the previous fiscal year.
•	Both Basic and Diluted Net Income per Share were $0.10.

Mr. Jianquan Li, chairman of the board of directors and chief executive officer of Winner Medical, commented, “During the past quarter, we achieved revenue growth in both our medical and PurCotton businesses. Sales in Europe, our largest market, increased by 45.8% to $13.1 million in the first quarter of fiscal year 2012, despite the lower selling prices of certain products due to a challenging macro environment brought on by the European debt crisis and tightening budgets at hospitals. We are particularly encouraged by increasingly strong domestic sales in China, which reached $12.1 million in the three-month period ended December 31, 2011. As a percentage of revenue, sales in China increased to 29.3%, second only to Europe.”

Mr. Li continued, “For the medical business in China, we have been actively expanding our sales channels by increasing the number of local distributors covering more hospitals and penetrating deeper into existing hospital customer bases, drug store retail chains and other sales channels. In the first quarter of fiscal 2012, we opened two more of our self-branded PurCotton retail stores. As of December 31, 2011, the Company operated 41 retail stores in China, compared to 28 at the end of the same quarter of the previous fiscal year. As more customers come to appreciate our “PurCotton” brand, we have seen our customer loyalty program membership rapidly increase to approximately 40,000 members in February 2012. Meanwhile, the repurchase rate for members of our customer loyalty program is more than 60%.”

Mr. Xiuyuan Fang, chief financial officer of Winner Medical, added, “We are pleased to have maintained positive gross profit growth in the first quarter of the 2012 fiscal year. Our gross margin declined somewhat to 24.9% from 28.1% in the same quarter of the previous fiscal year, mainly due to lower selling prices for certain long-term customers in Europe and the U.S. and a higher average purchase price for cotton, which we had purchased in previous quarters. During this time of tough macroeconomic conditions and business expansion into the Chinese market, our operating and net margins will be under some pressure. Yet, we believe that we are acting in strategically prudent ways that will better position the Company for enhanced profitability in the future.”

1

First Quarter of Fiscal 2012 Financial Performance

Revenues in the first quarter of fiscal 2012 increased by 22.6% to $41.3 million from $33.7 million in the same quarter of the previous fiscal year. The increase was mainly attributable to significant continuing demand from existing and new customers in Europe and robust sales of medical products and PurCotton® products in China.

Revenue By Geography

•	Europe: Europe remained the Company’s largest market with strong sales of $13.1 million, representing an annual increase of 45.8% from $9.0 million in the same quarter of fiscal 2011. In particular, sales generated from Britain and Sweden increased by 54.3% and 50.9%, respectively. Orders in Europe grew despite the European debt crisis and tightening budgets at hospitals. Under distressed economic conditions, the Company’s customers sought to lower production costs and shifted to lower-cost suppliers. In this challenging environment, the Company managed to retain existing customers while adding new ones. As a percentage of total sales, sales in Europe were 31.8% for the three months ended December 31, 2011 compared to 26.7% in the same quarter of the previous fiscal year.

•	North and South America: Sales in North and South America slightly decreased by 6.7% year-over-year to $8.2 million from $8.7 million. This was mainly due to decreased orders from certain customers who sought to reduce production costs in the economic recession and major customers in the United States adjusting procurement plans for certain medical dressing products. As a percentage of total sales, sales in North and South America were 19.7% in the first quarter of fiscal 2012 compared to 25.9% in the same quarter of the previous year.

•	Japan: Sales in Japan remained stable with a marginal year-over-year increase of 2.9% to $5.4 million from $5.3 million. The Company believes that stability in the Company’s sales to the Japanese market is attributable to customers in Japan tend to maintain purchasing levels. As a percentage of total sales, sales in Japan were 13.2% in the first quarter of fiscal 2012 compared to 15.7% in the same quarter of the previous year.

•	China: China has replaced North and South America to become the Company’s second largest market. Domestic sales increased by 47.6% year-over-year to $12.1 million from $8.2 million, mainly driven by increased sales of “Winner” branded medical products and “PurCotton” branded products. Sales of medical products in China increased to $4.9 million, representing a growth in sales of medical products of 30.5% compared to the same quarter of the previous fiscal year. This increase was mainly due to the Company’s expansion of its sales channels, including increasing the number of local distributors to cover more hospitals and penetrate deeper into the Company’s existing hospital customer base, drug store retail chains and other sales channels. Sales of PurCotton® products rose to $7.3 million, an increase of 61.8% from the same quarter of the previous fiscal year. As a percentage of total sales, sales in China increased to 29.4% in the first quarter of fiscal 2012 compared to 24.4% in the first quarter of fiscal 2011.

Revenue By Products

Sales generated from medical products increased by 16.6% to $34.1 million in the first quarter of fiscal 2012 from $29.2 million in the first quarter of fiscal 2011. As a percentage of total sales, sales from medical products were 82.4% in the first quarter of fiscal 2012 compared to 86.7% in the same quarter of fiscal 2011.

2

Sales generated from PurCotton® products increased by 61.8% to $7.3 million in the first quarter of fiscal 2012 from $4.5 million in the first quarter of fiscal 2011. As a percentage of total sales, sales from “PurCotton” branded products were 17.6% in the first quarter of fiscal 2012 compared to 13.3% in the same quarter of the previous year.

•	Material supplies of “PurCotton” branded jumbo rolls totalled $5.1 million, an increase of 44.3% as compared to $3.6 million in the first quarter of fiscal 2011. The increase was due to higher demand from China-based existing and new customers, who use jumbo rolls in areas such as home care and hygienic products.

•	Retail sales of “PurCotton” branded consumer products totalled $2.1 million compared to $0.9 million in the first quarter of fiscal 2011. The significant increase was driven by the opening of more retail stores and improved sales in the Company’s existing stores, online sales platforms and distribution channels. As of December 31, 2011, the Company operated 41 retail stores throughout China, compared to 28 in the same quarter of the previous year. PurCotton® consumer products have been receiving positive feedback and gaining brand recognition, as evidenced by increased sales and customer loyalty program memberships.

Cost of sales increased by 28.1% to $31.0 million in the first quarter of fiscal 2012 from $24.2 million in the same quarter of the previous fiscal year. The cost of sales as a percentage of revenue was 75.1% and 71.9% for the three months ended December 31, 2011 and 2010, respectively. The increase in cost of sales was mainly attributable to the larger volume of cotton required by the Company’s higher sales levels.

Gross profit increased by 8.6% to $10.3 million in the first quarter of fiscal 2012 from $9.5 million in the same quarter of the previous fiscal year. Gross margin decreased to 24.9% from 28.1% in the first quarter of fiscal 2011. The decrease in gross margin was mainly due to lower selling prices to certain long-term customers in Europe and the United States and a higher average purchasing price of cotton inventory. The Company expects overall gross margin to recover in line with the anticipated European economic recovery and as the Company continues diversifying its business portfolio by selling advanced medical products and “PurCotton“ branded products, which carry higher gross margins.

Government subsidies decreased to $0.1 million in the first quarter of fiscal 2012 from $0.6 million in the same quarter of the previous fiscal year. The decrease was mainly driven by reduced financial incentives from Chinese government authorities, especially from the Shenzhen government. The latter significantly cut financial incentives to local companies in the reporting period because of its large public funding outlays for an international university sporting event, Universiade 2011. However, the Company expects to be the beneficiary of future government incentives for its efforts in government-encouraged activities such as brand development, R&D and related activities.

Loss from commodity derivatives was $6,000 on cotton futures products in the first quarter of fiscal 2012 compared to $181,000 in the same quarter of the previous fiscal year. The decreased loss resulted from the Company’s successful implementation of more stringent trading policies and process controls since the establishment of Winner’s Commodity Trading Center in July 2011.

3

Foreign exchange losses, net for the three months ended December 31, 2011, increased $152,000 to a loss of $270,000, from a loss of $118,000 for the same period of the previous fiscal year. The increased loss was mainly due to the Company’s involvement in foreign trades with international customers, the majority of which were settled in U.S. Dollars. The average exchange rate of the RMB against the U.S. Dollar was 6.3298 in this reporting quarter as compared to 6.6529 in the same quarter of the previous fiscal year, a 4.9% appreciation of the RMB against the U.S. Dollar.

The Company expects that the RMB will continue to appreciate against the U.S. Dollar in the future. In order to minimize currency exchange risk, the Company has been expanding its business in the PRC market and inserting clauses into contracts stipulating that the selling price is subject to the fluctuation of currency and the price of raw materials.

Selling, general and administrative expenses increased by 15.5% to $7.0 million in the first quarter of fiscal 2012 from $6.1 million in the same quarter of the previous fiscal year. As a percentage of total sales, SG&A expenses was 16.9% and 18.0% for the first quarters of fiscal 2012 and 2011, respectively. The increase of selling, general and administrative expenses resulted from increases in salary, leasing expenses, R&D expenses and domestic transportation expenses and the reversal of taxes for land utilization and property, which were charged to expenses previously refunded by authorities.

Interest expenses increased to approximately $137,000, representing 0.3% of revenue for the three months ended December 31, 2011, compared to approximately $45,000, or 0.1% of revenue for the first quarter of fiscal 2011. The Company’s short-term bank loans, as of December 31, 2011, were approximately $9.5 million. The weighted average interest rate on short-term borrowing in the reporting quarter was 7.0%, compared to approximately 4.7% for the quarter ended December 31, 2010. The Company’s bank loans are primarily used to supplement working capital for daily operations.

Income tax provision in the first quarter of fiscal 2012 increased by 70.6% year-over-year to $0.6 million from $0.4 million in the same quarter of the previous fiscal year. Income tax as a percentage of income before income taxes was 20.1% for the three months ended December 31, 2011 compared with 10.1% for the same quarter of the previous fiscal year. The comparatively higher effective tax rate for the reporting quarter was mainly due to an approximate $200,000 tax deduction accruing in the same quarter of the previous fiscal year for a 150% tax deductible preferential policy applicable to the Company’s research and development expenses. Such an accrual was not made for the three months ended December 31, 2011 because the Company could not reasonably estimate the timing and amounts of government approval for such expenses as local authorities have been experiencing budget tightening.

Net income attributable to Winner Medical decreased by 23.7% year-over-year to $2.5 million from $3.3 million in the first quarter of fiscal 2011. Net margin decreased to 6.2% in this reporting quarter compared to 9.9% in the first quarter of fiscal 2011. The decrease in net income and net margin was primarily due to (1) decreased gross margins as a result of the higher price of cotton purchased in previous quarters of fiscal year 2011; (2) lowered selling prices to customers in Europe and the United States due to the economic downturn in those regions; and (3) net loss from the PurCotton retail business, which is still in a growth stage and requires significant start-up costs. The Company’s PurCotton retail business experienced an after-tax loss of $1.1 million and $0.5 million for the three months ended December 31, 2011 and 2010, respectively. The Company regards the loss as a strategic loss that reflects initial start-up expenses for brand-building and expansion of online and offline distribution channels.

4

Basic and diluted net income per share were both $0.10 for the first quarter of fiscal 2012 versus both being $0.14 for the same quarter of the previous year..

Balance Sheets

As of December 31, 2011, the Company had cash and cash equivalents of $19.5 million compared to $21.9 million as of September 30, 2011. The Company’s working capital as of December 31, 2011 was $55.3 million. Net cash used in operating activities was $0.5 million for the three months ended December 31, 2011, down from $7.8 million in the same quarter of the previous fiscal year. The less net cash used in operating activities was mainly attributable to a lower restricted broker margin account and a strengthed account receivable management (resulting in a decreased account receivables balance), as well as less need to purchase processed cotton from third parties as the Company has begun to process cotton for its own use (resulting in a decrease in prepaid expenses).

Operational Updates

Manufacturing lines

The existing four manufacturing lines for PurCotton® jumbo rolls are operating at approximately 100% capacity due to demand. As a result, in December 2011 the Company ordered two new PurCotton® jumbo roll manufacturing lines. The sanitary napkin manufacturing line started trial production at the end of October 2011 and is currently running at approximately 50% of expected capacity, which is in line with management’s expectation. In addition, two PurCotton baby diaper manufacturing lines have been installed and are expected to start trial production in February 2012. In January 2011, the Company established Winner (Huanggang) Cotton Processing, Co. Ltd. to process seed cotton. The Company expects that self-processing seed cotton will allow for more stringent quality control and reduced raw material costs, contributing to both the revenue and net income. This cotton processing line is currently meeting approximately 30% of the Company’s annual cotton production needs.

PurCotton Retail Business

As of February 9, 2012, Winner Medical owned and operated 43 PurCotton® branded retail stores, with 25 in the south of China, seven in Beijing, eight in Shanghai and three in Hong Kong, after having recently opened three new stores in Shenzhen and two in Shanghai. From December 1, 2011 to February 9, 2012, one store in Guangzhou and three in Beijing were closed due to low traffic or expiration of lease agreements, with all four stores having been opened in the initial stage of operating the retail business. Sales generated by the retail business have been rapidly increasing, and the majority of PurCotton chain stores in the south of China (which were opened more than one year ago) have gradually turned a profit. Stores in Beijing and Shanghai are changing locations to adjust the size of stores previously opened. These stores were opened in the initial stage of launching the retail brand and there was a lack of brand recognition in those cities at that time, and the Company is relocating and resizing these stores to better fit local demand. As the “PurCotton” brand gains market recognition, the Company expects that the stores in Beijing and Shanghai will turn a profit in the future. The three stores in Hong Kong are also experiencing a loss, and the Company does not expect these stores to produce a profit in the short run. However, the Company considers this loss to be part of its mid-term strategy in the Hong Kong market, as these Hong Kong stores help to promote PurCotton’s appeal as a high-quality and international brand.

5

The Company is selling its PurCotton® products online via Taobao.com and its owned Business-to-Consumer (B2C) online store, under a 70% owned company, Shenzhen PurCotton E-Commerce Ltd. In addition, the Company recently signed contracts with distributors to launch its products in Carrefour, RT-MART and locally known supermarkets in Shenzhen, Guangzhou, Beijing, Ordos and Qingdao (some of the cities with the highest per capita income in the PRC).

Going forward, the Company believes it can continue to cultivate distributors and online sales in order to grow sales, while selectively selling through its own PurCotton chain stores to build brand awareness and expose potential customers to the Company’s products. With continued implementation of its retail strategy, the Company expects that the PurCotton retail business will play a role in contributing net income to the Company in the mid to long-term range.

Outlook

For the 2012 full fiscal year, the Company reiterates its revenues estimate to be in the range of $179.9 million to $194.8 million, representing a year-over-year growth rate of between approximately 20% and 30%.

This forecast reflects the Company’s current and preliminary view, which is subject to change.

Conference Call

The Company will host a conference call at 8:00 p.m. ET on Thursday, February 9, 2012 (9:00 a.m. Beijing Time on Friday, February 10) to discuss its first quarter of fiscal 2012 results and recent business developments. Listeners may access the call by dialing:

Dial-in Number:

1-866-519-4004 (US Toll Free)

10-800-819-0121 (China Domestic Toll Free)

10-400-620-8038 (China Mobile Toll Free)

800-930-346 (Hong Kong Toll Free)

65-6723-9381 (International Toll Dial-in)

Pass code 49148692

A telephone replay will be available shortly after the conclusion of the call and will be accessible from February 9, 2012 at 11:00 p.m. ET to February 17, 2012 at 11:59 p.m. ET by calling 1-866-214-5335 (US), 10-400-692-0026 (China), 800-901-596 (Hong Kong) or 1-612-8235-5000 (International) with passcode 49148692.

The earnings release will be available on the investor relations page of Winner Medical's website at http://winnermedical.investorroom.com/ on Friday, February 10, 2012 (ET).

About Winner Medical

Winner Medical is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fourteen wholly-owned subsidiaries and four joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

6

Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein, are “forward-looking statements” including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions and involve known and unknown risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the SEC. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Contact:

Winner Medical Group Inc.

Ms. Huixuan Chen (Fiona)
Investor Relations Manager
Phone: +86-755-2806-6858

Email: investors@winnermedical.com

ICR Inc.

Mr. Rob Koepp

Phone: +86-10-6583-7516 or +1-646-405-5171

E-mail: robert.koepp@icrinc.com

7

Winner Medical Group Inc.

Consolidated Statements of Income and Comprehensive Income

	Three months ended December 31,
	2011	2010
	US$	US$

Net sales	41,320,473	33,706,318

Cost of sales	(31,023,377)	(24,225,307)
Gross profit	10,297,096	9,481,011

Other operating income/(loss), net	52,676	(58,735)
Government subsidies	133,748	576,953
Loss on commodity financial instruments, net	(6,054)	(181,434)
Foreign currency exchange losses, net	(269,656)	(117,785)
Selling, general and administrative expenses	(6,996,911)	(6,056,065)
	&#12288;	&#12288;
Income from operations	3,210,899	3,643,945
Interest income	89,626	34,540
Interest expense	(137,291)	(45,287)
Equity in earnings of 50 percent or less owned persons	(2,757)	81,285
Income before income taxes	3,160,477	3,714,483

Income taxes	(638,193)	(373,686)
Net income	2,522,284	3,340,797

Net loss/(income) attributable to non-controlling interests	15,528	(12,553)
Net income attributable to Winner Medical Group Inc.	2,537,812	3,328,244

Comprehensive income:
Net income	2,522,284	3,340,797
Foreign currency translation adjustments	1,076,983	1,254,669
Comprehensive loss/(income) attributable to non-controlling interests	1,317	(12,988)

Comprehensive income attributable to Winner Medical Group Inc.	3,600,584	4,582,478

Net income attributable to Winner Medical Group Inc. per share
- basic	0.10	0.14
- diluted	0.10	0.14

Weighted average common stock outstanding
- basic	24,353,857	24,116,281
- diluted	24,488,597	24,498,551

8

Winner Medical Group Inc.

Consolidated Balance Sheets

	December 31,	September 30,
	2011	2011
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	19,547,517	21,945,105
Restricted bank deposits	264,543	1,836,491
Restricted broker margin account	786,345	0
Accounts and notes receivable, less allowances for doubtful accounts of US$43,386 and US$159,485 at December 31, 2011 and September 30, 2011, respectively	21,046,871	20,982,263
Amounts due from affiliated companies	3,129	157,779
Inventories	30,855,957	25,408,700
Prepaid expenses and other receivables	10,794,989	8,334,504
Income taxes recoverable	235,293	146,408
Deferred tax assets	357,091	376,411
Total current assets	83,891,735	79,187,661
Property, plant and equipment, net	69,515,587	65,461,750
Investment in equity investees	2,419,158	2,421,915
Intangible assets, net	121,140	126,918
Prepaid expenses and other receivables	1,662,460	1,596,354
Deferred tax assets	1,105,971	1,124,089
Total assets	158,716,051	149,918,687
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	9,522,449	6,294,356
Accounts payable	8,660,691	7,420,580
Accrued payroll and employee benefits	3,644,762	3,141,756
Customer deposits	779,458	1,115,887
Accrued and other liabilities	3,906,053	4,253,889
Amounts due to affiliated companies	23,399	0
Income taxes payable	2,066,579	1,970,710
Total current liabilities	28,603,391	24,197,178

Deferred tax liabilities	45,411	45,025
Total liabilities	28,648,802	24,242,203

Commitments and contingencies	0	0

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000, issued and outstanding December 31, 2011 –24,371,872 shares; September 30, 2011 –24,140,247 shares	24,373	24,141
Additional paid-in capital	42,805,820	42,490,464
Retained earnings	61,522,498	58,984,686
Statutory reserves	5,866,970	5,866,970
Accumulated other comprehensive income	19,246,488	18,169,505
Total Winner Medical Group Inc stockholders’ equity	129,466,149	125,535,766
Non-controlling interests	601,100	140,718
Total equity	130,067,249	125,676,484

Total liabilities and stockholders’ equity	158,716,051	149,918,687

9